PROSPECTUS SUPPLEMENT (To Prospectus dated June 5, 2006)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-133186

The Neiman Marcus Group, Inc.

Offer to Exchange

$700,000,000 principal amount of our 9%/9 3/4% Senior Notes due 2015
$500,000,000 principal amount of our 10 3/8% Senior Subordinated Notes due 2015

We are extending our offer to exchange (1) up to $700,000,000 in aggregate principal amount of our new 9%/9¾% Senior Notes due 2015 for a like principal amount of our currently outstanding 9%/9¾% Senior Notes due 2015 and (2) up to $500,000,000 in aggregate principal amount of our new 10⅜% Senior Subordinated Notes due 2015 for a like principal amount of our currently outstanding 10⅜% Senior Subordinated Notes due 2015.

The exchange offer was originally scheduled to expire at 5:00 p.m., New York City time, on July 5, 2006, but the expiration date for the exchange offer has now been extended to 5:00 p.m., New York City time, on July 12, 2006. Holders that have validly tendered their original notes in the exchange offer do not need to take further action. Holders that have not validly tendered their original notes but wish to accept the exchange offer must complete all actions required to validly tender their original notes no later than the expiration date, as extended.

The information set forth in this prospectus supplement is incomplete and should be read in conjunction with the information contained in the prospectus dated June 5, 2006 as supplemented by the prospectus supplement dated June 8, 2006.

Except for the extension of the expiration date, no terms of the exchange offer have been changed.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

July 6, 2006